SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 14, 2004.

BioTime, Inc.

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	1-12830 (Commission File Number)	94-3127919 (IRS Employer Identification No.)

935 Pardee Street
Berkeley, California 94710
(Address of principal executive offices)

(510) 845-9535
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
SIGNATURES

     Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Such risks and uncertainties include but are not limited to those discussed in this report and in BioTime’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.

Section 8-Other Events

Item 8.01 Other Events.

     On December 14, 2004, BioTime submitted a request to withdraw its application to the Swedish Medical Products Agency (“SMPA”) for approval to market Hextend in Sweden. When BioTime filed the application in August 2000, it hoped to obtain approval based upon its U.S. clinical trials of Hextend, which compared Hextend to 6% hetastarch in saline solution. BioTime did not intend to do any additional clinical studies for SMPA approval. However, the Hextend formulation includes a high molecular weight, high degree of substitution hetastarch, and the SMPA has only approved plasma volume expanders that contain lower molecular weight, lower degree of substitution starch. Subsequently, the SMPA asked BioTime for clinical data comparing Hextend with a plasma volume expander containing a lower molecular weight, lower degree of substitution starch already approved in Sweden. BioTime has determined that conducting a large scale clinical trial would not be economical for the purpose of obtaining regulatory approval in Sweden, and elected to request the withdrawal of its application.

     BioTime is also developing PentaLyte, a plasma volume expander that has a formulation similar to Hextend but uses a starch that has a molecular weight and degree of substitution similar to that of a starch used in a product approved for use in Sweden. BioTime is developing PentaLyte to complement Hextend in its product line in order to provide physicians with a choice of products formulated with starches having different molecular weights and degrees of substitution. However, BioTime is first beginning its U.S. Phase II clinical trial of PentaLyte and does not yet have the kind of clinical data that would be needed to obtain approval of PentaLyte in Sweden at this time.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date: December 23, 2004	By	/s/ Steven Seinberg Chief Financial Officer

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